Filed Pursuant to Rule 424(b)(2)

Registration No. 333-106419

Prospectus Supplement

(To Prospectus Supplement Dated May 17, 2004

and Prospectus Dated April 15, 2004)

SOUTHWEST GAS CORPORATION

COMMON STOCK

Pursuant to a Sales Agency Financing Agreement dated as of April 22, 2004, between Southwest Gas Corporation, a California corporation (the “Company”) and BNY Capital Markets, Inc., a registered broker-dealer organized under the laws of New York (“BNYCMI”), which has been filed as an exhibit to a report on Form 8-K with the Securities Exchange Commission (“SEC”) on May 17, 2004, and which is incorporated by reference herein, from May 17, 2004 to June 30, 2004, as previously reported on the Company’s Form 10-Q for the quarter ending June 30, 2004, and during the three months ended September 30, 2004, the Company sold, through BNYCMI, as agent of the Company, an aggregate of 312,591 and 547,883 shares, respectively, of the Company’s common stock, par value $1.00 per share (the “Common Stock”), pursuant to ordinary brokers’ transactions on the New York Stock Exchange (the “NYSE”).

	May 17, 2004- June 30, 2004	Three Months Ended September 30, 2004
Gross Proceeds to Company	$7,259,964	$12,869,960
Commission to Agent	72,583	128,668

Net Proceeds to Company	$7,187,381	$12,741,292

On September 30, 2004 the last reported sales price of the Common Stock on the NYSE was $23.95

Note: SEC Fees were not used in arriving at any of the above figures.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

BNY CAPITAL MARKETS, INC.

THIS PROSPECTUS SUPPLEMENT IS DATED NOVEMBER 12, 2004